UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

  INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(A) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)

                           UNITY WIRELESS CORPORATION
                                (Name of Issuer)

                         COMMON STOCK, PAR VALUE $0.001*
                         (Title of Class of Securities)

                                   913347 10 0
                                 (CUSIP Number)

                      CLAL INDUSTRIES AND INVESTMENTS LTD.
                              THE TRIANGULAR TOWER
                                   45TH FLOOR
                                3 AZRIELI CENTER
                                 TEL AVIV 67023
                            ATTN: CORPORATE SECRETARY
                            TELEPHONE: 972-3-6075794
       (Name, Address and Telephone Number of Person Authorized to Receive
                          Notices and Communications)

                                NOVEMBER 11, 2007
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: [_]

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

* AS SOME OF THE SECURITIES BENEFICIALLY OWNED BY THE REPORTING PERSONS ARE SERIES B CONVERTIBLE NON-REDEEMABLE PREFERRED SHARES, PAR VALUE $0.001 PER SHARE, OF THE ISSUER (THE "SERIES B SHARES"), EACH OF WHICH IS CURRENTLY CONVERTIBLE INTO 1,000 SHARES OF COMMON STOCK, PAR VALUE $0.001 PER SHARE, OF THE ISSUER (THE "SHARES"), OR REFLECT OTHER SECURITIES, SUCH AS NOTES AND WARRANTS, UNLESS THE CONTEXT SUGGESTS OTHERWISE, THE FIGURES IN THIS STATEMENT ARE SHOWN ON AN AS CONVERTED AND AS EXERCISED BASIS AND THE TERM SHARES INCLUDES CONVERTIBLE SECURITIES, NOTES AND WARRANTS.

                                  SCHEDULE 13D

CUSIP NO. 913347 10 0

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Israel Infinity Venture Capital (Corporate General Partner) Ltd.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
     Not Applicable
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)       [_]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Cayman Island
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        0
NUMBER OF          -------------------------------------------------------------
SHARES             8)   SHARED VOTING POWER
BENEFICIALLY            1,249,672 *
OWNED BY           -------------------------------------------------------------
EACH               9)   SOLE DISPOSITIVE POWER
REPORTING               0
PERSON WITH        -------------------------------------------------------------
                   10)  SHARED DISPOSITIVE POWER
                        1,249,672 *
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,249,672 *
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.65%**
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

* Includes warrants exercisable into 384,514 Shares.

** Based on 192,995,691 Shares outstanding (on an as converted basis) as of August 20, 2007. See Item 5.

                                  SCHEDULE 13D

CUSIP NO. 913347 10 0

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Infinity I Annex Fund (General Partner) Ltd.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
     Not Applicable
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)       [_]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        0
NUMBER OF          -------------------------------------------------------------
SHARES             8)   SHARED VOTING POWER
BENEFICIALLY            7,973,023 *
OWNED BY           -------------------------------------------------------------
EACH               9)   SOLE DISPOSITIVE POWER
REPORTING               0
PERSON WITH        -------------------------------------------------------------
                   10)  SHARED DISPOSITIVE POWER
                        7,973,023 *
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     7,973,023 *
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     4.13%**
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

* Includes warrants exercisable into 2,453,238 Shares.

** Based on 192,995,691 Shares outstanding (on an as converted basis) as of August 20, 2007. See Item 5.

                                  SCHEDULE 13D

CUSIP NO. 913347 10 0

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     FBR Infinity II Venture Partners Ltd.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
     Not Applicable
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)       [_]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Bermuda
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        0
NUMBER OF          -------------------------------------------------------------
SHARES             8)   SHARED VOTING POWER
BENEFICIALLY            13,812,983 *
OWNED BY           -------------------------------------------------------------
EACH               9)   SOLE DISPOSITIVE POWER
REPORTING               0
PERSON WITH        -------------------------------------------------------------
                   10)  SHARED DISPOSITIVE POWER
                        13,812,983 *
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     13,812,983 *
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     7.15%**
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

* Includes warrants exercisable into 4,300,501 Shares and debentures convertible into 1,309,156 Shares.

** Based on 192,995,691 Shares outstanding (on an as converted basis) as of August 20, 2007. See Item 5.

                                  SCHEDULE 13D

CUSIP NO. 913347 10 0

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Clal Venture Capital Fund Management Ltd.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
     Not Applicable
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)       [_]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        0
NUMBER OF          -------------------------------------------------------------
SHARES             8)   SHARED VOTING POWER
BENEFICIALLY            0
OWNED BY           -------------------------------------------------------------
EACH               9)   SOLE DISPOSITIVE POWER
REPORTING               0
PERSON WITH        -------------------------------------------------------------
                   10)  SHARED DISPOSITIVE POWER
                        0
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     0
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.00%
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP NO. 913347 10 0

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Clal Industries and Investments Ltd.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
     Not Applicable
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)       [_]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        0
NUMBER OF          -------------------------------------------------------------
SHARES             8)   SHARED VOTING POWER
BENEFICIALLY            23,035,678 *
OWNED BY           -------------------------------------------------------------
EACH               9)   SOLE DISPOSITIVE POWER
REPORTING               0
PERSON WITH        -------------------------------------------------------------
                   10)  SHARED DISPOSITIVE POWER
                        23,035,678 *
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     23,035,678 *
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     11.93%**
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

* Includes warrants exercisable into 4,300,501 Shares and debentures convertible into 1,309,156 Shares.

** Based on 192,995,691 Shares outstanding (on an as converted basis) as of August 20, 2007.

                                  SCHEDULE 13D

CUSIP NO. 913347 10 0

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Clalit Finance and Investments Ltd.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
     Not Applicable
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)       [_]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        0
NUMBER OF          -------------------------------------------------------------
SHARES             8)   SHARED VOTING POWER
BENEFICIALLY            82,406 *
OWNED BY           -------------------------------------------------------------
EACH               9)   SOLE DISPOSITIVE POWER
REPORTING               0
PERSON WITH        -------------------------------------------------------------
                   10)  SHARED DISPOSITIVE POWER
                        82,406 *
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     82,406 *
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.04%**
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

* Includes warrants exercisable into 25,356 Shares.

** Based on 192,995,691 Shares outstanding (on an as converted basis) as of August 20, 2007. See Item 5.

                                  SCHEDULE 13D

CUSIP NO. 913347 10 0

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     RDC Rafael Development Corporation Ltd.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
     Not Applicable
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)       [_]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        0
NUMBER OF          -------------------------------------------------------------
SHARES             8)   SHARED VOTING POWER
BENEFICIALLY            789,497 *
OWNED BY           -------------------------------------------------------------
EACH               9)   SOLE DISPOSITIVE POWER
REPORTING               0
PERSON WITH        -------------------------------------------------------------
                   10)  SHARED DISPOSITIVE POWER
                        789,497 *
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     789,427 *
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.41%**
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

* Includes warrants exercisable into 62,330 Shares and notes convertible into 727,167 Shares.

** Based on 192,995,691 Shares outstanding (on an as converted basis) as of August 20, 2007.

                                  SCHEDULE 13D

CUSIP NO. 913347 10 0

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Elron Electronic Industries Ltd.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
     Not Applicable
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)       [_]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        0
NUMBER OF          -------------------------------------------------------------
SHARES             8)   SHARED VOTING POWER
BENEFICIALLY            1,073,566 *
OWNED BY           -------------------------------------------------------------
EACH               9)   SOLE DISPOSITIVE POWER
REPORTING               0
PERSON WITH        -------------------------------------------------------------
                   10)  SHARED DISPOSITIVE POWER
                        1,073,566 *
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,073,566 *
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.56%**
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

* Includes warrants exercisable into 84,756 Shares and notes convertible into 988,810 Shares.

** Based on 192,995,691 Shares outstanding (on an as converted basis) as of August 20, 2007.

                                  SCHEDULE 13D

CUSIP NO. 913347 10 0

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Discount Investment Corporation Ltd. ("DIC")
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
     Not Applicable
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)       [_]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        0
NUMBER OF          -------------------------------------------------------------
SHARES             8)   SHARED VOTING POWER
BENEFICIALLY            1,641,708 *
OWNED BY           -------------------------------------------------------------
EACH               9)   SOLE DISPOSITIVE POWER
REPORTING               0
PERSON WITH        -------------------------------------------------------------
                   10)  SHARED DISPOSITIVE POWER
                        1,641,708 *
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     1,641,708 *
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     0.85%**
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

* Includes warrants exercisable into 129,609 Shares and notes convertible into 1,512,098 Shares.

** Based on 192,995,691 Shares outstanding (on an as converted basis) as of August 20, 2007.

                                  SCHEDULE 13D

CUSIP NO. 913347 10 0

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     IDB Development Corporation Ltd. ("IDB Development")
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
     Not Applicable
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)       [_]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        0
NUMBER OF          -------------------------------------------------------------
SHARES             8)   SHARED VOTING POWER
BENEFICIALLY            24,814,731*
OWNED BY           -------------------------------------------------------------
EACH               9)   SOLE DISPOSITIVE POWER
REPORTING               0
PERSON WITH        -------------------------------------------------------------
                   10)  SHARED DISPOSITIVE POWER
                        24,814,731*
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     24,814,731*
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     12.86%**
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

* Includes warrants exercisable into 6,655,543 Shares, debentures convertible into 1,309,156 Shares and notes convertible into 1,512,098 Shares. The 24,814,731 Shares include, among others, 54,942 Shares (the "CIEH Shares") beneficially owned by a wholly owned subsidiary of Clal Insurance Enterprises Holdings Ltd. ("CIEH"), a subsidiary of IDB Development, for its own account.

** Based on 192,995,691 Shares outstanding (on an as converted basis) as of August 20, 2007.

                                  SCHEDULE 13D

CUSIP NO. 913347 10 0

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     IDB Holding Corporation Ltd.
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
     Not applicable
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)       [_]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        0
NUMBER OF          -------------------------------------------------------------
SHARES             8)   SHARED VOTING POWER
BENEFICIALLY            24,814,731*
OWNED BY           -------------------------------------------------------------
EACH               9)   SOLE DISPOSITIVE POWER
REPORTING               0
PERSON WITH        -------------------------------------------------------------
                   10)  SHARED DISPOSITIVE POWER
                        24,814,731*
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     24,814,731*
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     12.86%**
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     CO
--------------------------------------------------------------------------------

* Includes warrants exercisable into 6,655,543 Shares, debentures convertible into 1,309,156 Shares and notes convertible into 1,512,098 Shares. The 24,814,731 Shares include, among others, the CIEH Shares.

** Based on 192,995,691 Shares outstanding (on an as converted basis) as of August 20, 2007.

                                  SCHEDULE 13D

CUSIP NO. 913347 10 0

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Nochi Dankner
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
     Not applicable
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)       [_]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        0
NUMBER OF          -------------------------------------------------------------
SHARES             8)   SHARED VOTING POWER
BENEFICIALLY            24,814,731*
OWNED BY           -------------------------------------------------------------
EACH               9)   SOLE DISPOSITIVE POWER
REPORTING               0
PERSON WITH        -------------------------------------------------------------
                   10)  SHARED DISPOSITIVE POWER
                        24,814,731*
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     24,814,731*
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     12.86%**
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

* Includes warrants exercisable into 6,655,543 Shares, debentures convertible into 1,309,156 Shares and notes convertible into 1,512,098 Shares. The 24,814,731 Shares include, among others, the CIEH Shares.

** Based on 192,995,691 Shares outstanding (on an as converted basis) as of August 20, 2007.

                                  SCHEDULE 13D

CUSIP NO. 913347 10 0

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Shelly Bergman
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
     Not applicable
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)       [_]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        0
NUMBER OF          -------------------------------------------------------------
SHARES             8)   SHARED VOTING POWER
BENEFICIALLY            24,814,731*
OWNED BY           -------------------------------------------------------------
EACH               9)   SOLE DISPOSITIVE POWER
REPORTING               0
PERSON WITH        -------------------------------------------------------------
                   10)  SHARED DISPOSITIVE POWER
                        24,814,731*
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     24,814,731*
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     12.86%**
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

* Includes warrants exercisable into 6,655,543 Shares, debentures convertible into 1,309,156 Shares and notes convertible into 1,512,098 Shares. The 24,814,731 Shares include, among others, the CIEH Shares.

** Based on 192,995,691 Shares outstanding (on an as converted basis) as of August 20, 2007.

                                  SCHEDULE 13D

CUSIP NO. 913347 10 0

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Ruth Manor
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
     Not applicable
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)       [_]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        0
NUMBER OF          -------------------------------------------------------------
SHARES             8)   SHARED VOTING POWER
BENEFICIALLY            24,814,731*
OWNED BY           -------------------------------------------------------------
EACH               9)   SOLE DISPOSITIVE POWER
REPORTING               0
PERSON WITH        -------------------------------------------------------------
                   10)  SHARED DISPOSITIVE POWER
                        24,814,731*
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     24,814,731*
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     12.86%**
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

* Includes warrants exercisable into 6,655,543 Shares, debentures convertible into 1,309,156 Shares and notes convertible into 1,512,098 Shares. The 24,814,731 Shares include, among others, the CIEH Shares.

** Based on 192,995,691 Shares outstanding (on an as converted basis) as of August 20, 2007.

                                  SCHEDULE 13D

CUSIP NO. 913347 10 0

--------------------------------------------------------------------------------
1)   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

     Avraham Livnat
--------------------------------------------------------------------------------
2)   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
     (a)  [_]
     (b)  [X]
--------------------------------------------------------------------------------
3)   SEC USE ONLY

--------------------------------------------------------------------------------
4)   SOURCE OF FUNDS
     Not applicable
--------------------------------------------------------------------------------
5)   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
     2(D) OR 2(E)       [_]
--------------------------------------------------------------------------------
6)   CITIZENSHIP OR PLACE OF ORGANIZATION
     Israel
--------------------------------------------------------------------------------
                   7)   SOLE VOTING POWER
                        0
NUMBER OF          -------------------------------------------------------------
SHARES             8)   SHARED VOTING POWER
BENEFICIALLY            24,814,731*
OWNED BY           -------------------------------------------------------------
EACH               9)   SOLE DISPOSITIVE POWER
REPORTING               0
PERSON WITH        -------------------------------------------------------------
                   10)  SHARED DISPOSITIVE POWER
                        24,814,731*
--------------------------------------------------------------------------------
11)  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     24,814,731*
--------------------------------------------------------------------------------
12)  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
     [_]
--------------------------------------------------------------------------------
13)  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
     12.86%**
--------------------------------------------------------------------------------
14)  TYPE OF REPORTING PERSON
     IN
--------------------------------------------------------------------------------

* Includes warrants exercisable into 6,655,543 Shares, debentures convertible into 1,309,156 Shares and notes convertible into 1,512,098 Shares. The 24,814,731 Shares include, among others, the CIEH Shares.

** Based on 192,995,691 Shares outstanding (on an as converted basis) as of August 20, 2007.

     This Amendment No. 3 amends and supplements the Statement on Schedule 13D, as amended (the "Statement") in respect of the shares of Common Stock, par value $0.001 per share (the "Shares"), of Unity Wireless Corporation (the "Issuer"), filed by Israel Infinity Venture Capital (Corporate General Partner) Ltd., Infinity I Annex Fund (General Partner) Ltd., FBR Infinity II Venture Partners Ltd., Clal Venture Capital Fund Management Ltd., Clal Industries and Investments Ltd., Clalit Finance and Investments Ltd., RDC Rafael Development Corporation Ltd., Elron Electronic Industries Ltd., ECI Telecom Ltd., Discount Investment Corporation Ltd., IDB Development Corporation Ltd., IDB Holding Corporation Ltd., Mr. Nochi Dankner, Mrs. Shelly Bergman, Mrs. Ruth Manor and Mr. Avraham Livnat (collectively, the "Reporting Persons"), with the Securities and Exchange Commission.

     Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Statement.

     The following amends and supplements Items 2, 5 and 6.

ITEM 2. IDENTITY AND BACKGROUND

     On November 11, 2007 CVCM sold all the Shares beneficially owned by it (see
Item 6). Consequently, this is the last filing of the statement with respect to the securities of the Issuer by CVCM.

     On September 28, 2007 both Koor and Clal Industries completed the sale of all of their shareholdings in ECI, which previously reported beneficial ownership of the Shares. Consequently, ECI ceased to be a Reporting Person with respect to such securities.

As of November 11, 2007:

     Ganden Holdings owns approximately 50% of the outstanding shares of IDB Holding (of which, approximately 12.31% of the outstanding shares of IDB Holding are held directly and approximately 37.7% of the outstanding shares of IDB Holding are held through Ganden. In addition, Shelly Bergman holds, through a wholly owned company, approximately 4.2% of the outstanding shares of IDB Holding.

     Manor Holdings owns approximately 11.7% of the outstanding shares of IDB Holding (of which, approximately 1.3% are held directly and approximately 10.39% of the outstanding shares of IDB Holding are held through Manor. Manor also holds directly approximately 0.32% of the outstanding shares of IDB Development.

     Avraham Livnat Ltd owns approximately 11.7% of the outstanding shares of IDB Holding (of which, approximately 1.36% are held directly and approximately 10.34% of the outstanding shares of IDB Holding are held through Livnat.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

(a), (b) Percentages are based on 192,995,691 Shares outstanding (on an as converted basis), consisting of 168,180,964 Shares outstanding as of August 20, 2007, based on the Issuer's Form 10QSB filed with the SEC on August 20, 2007, and the 24,814,731 Shares (on an as converted and as exercised basis) beneficially owned by the Reporting Persons (in the aggregate).

As of November 11, 2007:

     (1) Infinity I GP is the beneficial owner of 1,249,672 Shares (including Celletra Warrants exercisable into 384,514 Shares) owned by the Infinity I Funds, representing approximately 0.65% of the Shares outstanding (on an as converted basis).

     (2) Infinity Annex GP is the beneficial owner of 7,973,023 Shares (including Celletra Warrants exercisable into 2,453,238 Shares) owned by the Infinity Annex Fund, representing approximately 4.13% of the Shares outstanding (on an as converted basis).

     (3) Infinity II GP is the beneficial owner of 13,812,983 Shares (including Celletra Warrants and December Warrants exercisable into an aggregate of 4,300,501 Shares) owned by the Infinity II Funds, representing approximately 7.15% of the Shares outstanding (on an as converted basis).

By reason of the relationships among Infinity I LP, Infinity I GP, Infinity Annex GP, Infinity II LP and Infinity II GP (together, the "Infinity Group"), demonstrated by (1) the overlapping directors and partners of the Infinity Funds and (2) their agreement in connection with the designation of directors to the Board of Directors of the Issuer as described in Item 4 above, they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act. Consequently, the Infinity Group may be deemed to be the beneficial owners, and to share the power to vote and dispose of, 23,035,678 Shares owned in the aggregate by the Infinity Funds (as described in clauses (1) through (3) above) (the "Infinity Shares"), representing approximately 11.93% of the Shares outstanding (on an as converted basis). Each of these Reporting Persons disclaims the existence of such Infinity Group and disclaims beneficial ownership of all of the Shares, other than those reported hereinabove as being beneficially owned by such Reporting Person.

     (4) By reason of the interests of Clal Industries in the Infinity Funds as described in Item 2 of the Statement, it may be deemed to control the Infinity Group. Consequently, Clal Industries may be deemed to be the beneficial owner, and to share the Infinity Group the power to vote and dispose of 23,035,678 Shares owned in the aggregate by the Infinity Funds, representing approximately 11.93% of the Shares outstanding (on an as converted basis). Clal Industries disclaims the existence of a "group" within the meaning of Section 13(d)(3) of the Exchange Act and disclaims beneficial ownership of the Infinity Shares.

     (5) Clalit Finance is the beneficial owner, and shares with IDB Development the power to vote 82,406 Shares and the power to dispose of 25,368 Shares (including Celletra Warrants exercisable into 25,356 Shares) owned by Clalit Finance, representing approximately 0.04% of the Shares outstanding (on an as converted basis).

     (6) RDC is the beneficial owner, and shares with Elron and DIC the power to vote and dispose, of the 789,497 Shares (including Avantry Warrants exercisable into 62,330 Shares and Notes convertible into 727,167 Shares) owned by RDC, representing approximately 0.41% of the Shares outstanding (on an as converted basis).

     (7) Elron is the beneficial owner, and shares with RDC and DIC the power to vote and dispose, of the 1,073,566 Shares (including Avantry Warrants exercisable into 84,756 Shares and Notes convertible into 988,810 Shares) owned in the aggregate by Elron and RDC, representing approximately 0.56% of the Shares outstanding (on an as converted basis).

     (8) DIC is the beneficial owner, and may be deemed to share with Elron the power to vote and dispose of, 1,641,708 Shares (including Avantry Warrants exercisable into 129,609 Shares and notes convertible into 1,512,098 Shares) owned in the aggregate by DIC and beneficially owned by Elron representing approximately 0.85% of the Shares outstanding (on an as converted basis).

     (9) IDB Development is the beneficial owner, and may be deemed to share with DIC and Clal Industries the power to vote and dispose of, 24,814,731 Shares owned in the aggregate by IDB Development (including its wholly owned subsidiary, Clalit Finance) and beneficially owned by DIC and Clal Industries (including the Infinity Shares), representing approximately 12.86% of the Shares outstanding (on an as converted basis). IDB Development may also be deemed to share the power to vote and dispose of the 54,938 Shares (including Celletra Warrants exercisable into 16,904 Shares) held by Clal Insurance Enterprises Holdings Ltd. and its wholly owned subsidiary (the "CIEH Shares"), for a total of 24,814,731 Shares (including Celletra Warrants exercisable into 6,452,838 Shares, Avantry Warrants exercisable into 198,628 Shares, Avantry Notes convertible into 1,512,098 Shares, Debentures convertible into 1,309,156 Shares and December Warrants exercisable into 654,578 Shares) in the aggregate, representing approximately 12.86% of the Shares outstanding (on an as converted basis). IDB Development disclaims beneficial ownership of all Shares other than the Shares owned by IDB Development and its wholly owned subsidiary Clalit Finance.

     (10) IDB Holding and the Reporting Persons who are natural persons may be deemed to share the power to vote and dispose of the 24,814,731 Shares beneficially owned by IDB Development, representing approximately 12.86% of the Shares outstanding (on an as converted basis). IDB Holding and the Reporting Persons who are natural persons disclaim beneficial ownership of these shares.

     Information provided to the Reporting Person indicates that the persons named in Schedules A through J to the Statement did not beneficially own any Shares as of November 11, 2007.

(c) The Reporting Persons have not effected any transactions in the Shares in the past 60 days ending on November 11, 2007, except as set forth above. Information provided to the Reporting Persons indicates that none of the persons named in Schedules A through J to the Statement purchased or sold any Shares during the last 60 days ending on November 11, 2007.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDING OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

     On November 11, 2007, Clal Industries, Clal Electronics and CVCM sold, pursuant to the Purchase Agreement, all of their securities of the Issuer, consisting of 5,126,416 Shares, Celletra Warrants to purchase 2,278,412 Shares, Avantry Warrants to purchase 119,963 Shares and Notes in the principal amount of $349,893.48 for an aggregate purchase price of $100,000.

                                   SIGNATURES

     After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: November 12, 2007

                Israel Infinity Venture Capital (Corporate General Partner) Ltd. Infinity I Annex Fund (General Partner) Ltd.
                FBR Infinity II Venture Partners Ltd.
                Clal Venture Capital Fund Management Ltd.
                Clal Industries and Investments Ltd.
                Clalit Finance and Investments Ltd.
                RDC Rafael Development Corporation Ltd.
                Elron Electronic Industries Ltd.
                Discount Investment Corporation Ltd.
                IDB Development Corporation Ltd.
                IDB Holding Corporation Ltd.
                Mr. Nochi Dankner
                Mrs. Shelly Bergman
                Mrs. Ruth Manor
                Mr. Avraham Livnat

                BY: CLAL INDUSTRIES AND INVESTMENTS LTD.

                BY: /s/ Boaz Simons /s/ Yehuda Ben Ezra
                    -----------------------------------
                    Boaz Simons and Yehuda Ben Ezra, authorized signatories of Clal Industries and Investments Ltd., for itself and on behalf of the other Reporting Persons pursuant to agreement annexed as Exhibit 1 to the Statement.